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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                                (Amendment No.2)

                        JP MORGAN & COMPANY INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    616880100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

          [X]  Rule 13d-2(b)
----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PAGE  2
CUSIP No. 616880100                    13G                    Page 2 of 5 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                  #13-5674085
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  NONE
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                 10,114,033
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                NONE
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   10,114,033
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  10,114,033

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.8%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                  BD, CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE  3
CUSIP No. 616880100                    13G                    Page 3 of 5 Pages

________________________________________________________________________________
Item 1(a).  Name of Issuer:

                  JP MORGAN & COMPANY INCORPORATED (the 'COMPANY')

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

                  60 WALL STREET
                  NEW YORK, NEW YORK 10260-0060
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

                  MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

                  MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                  WORLD FINANCIAL CENTER, NORTH TOWER
                  250 VESEY STREET
                  NEW YORK, NEW YORK 10281
________________________________________________________________________________

Item 2(c).  Citizenship:
                  SEE ITEM 4 OF COVER PAGES
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

                  SEE COVER PAGE
________________________________________________________________________________
Item 2(e).  CUSIP Number:

                  SEE COVER PAGE
________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [X]  Broker or dealer registered under Section 15 of the Exchange Act.
     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.
     (d) [_] Investment company registered under Section 8 of the Investment Company Act.
     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [_]


PAGE  4
CUSIP No. 616880100                    13G                    Page 4 of 5 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:       SEE ITEM 9 OF COVER PAGES

          Pursuant to Section 240.13d-4, MLPF&S (the 'Reporting Person') disclaims beneficial ownership of the securities of the Company referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities of the Company covered by this statement, other than certain securities of the Company held in MLPF&S proprietary accounts.

     (b)  Percent of class:                SEE ITEM 11 OF COVER PAGES

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:
                                           SEE ITEM 5 OF COVER PAGES
          (ii)  Shared power to vote or to direct the vote:
                                           SEE ITEM 6 OF COVER PAGES
          (iii) Sole power to dispose or to direct the disposition of:
                                           SEE ITEM 7 OF COVER PAGES
          (iv)  Shared power to dispose or to direct the disposition of
                                           SEE ITEM 8 OF COVER PAGES
_____________________________________________________________________________

Item 5.  Ownership of Five Percent or Less of a Class.

                           NOT APPLICABLE
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

          MLPF&S is a sponsor of various UITs which invest in equity securities as defined in Setion 240.13d-1(d). While the UITs have the right to receive, or the power to direct the receipt of dividends from or the proceeds from the sale of, the securities reported herein, no single UIT's interest relates to more than 5% of the class of securities reported herein.
________________________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           NOT APPLICABLE
________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

                           NOT APPLICABLE
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

                           NOT APPLICABLE
________________________________________________________________________________


PAGE  5
CUSIP No. 616880100                    13G                    Page 5 of 5 Pages


Item 10.  Certifications.

               By signing below the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


           SIGNATURE

                After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                     ----------------------------------------
                                     January  14, 2000



                                      Merrill Lynch, Pierce, Fenner &
                                      Smith Incorporated



                                      /s/ Andrea Lowenthal
                                      ----------------------------------------
                                      (Andrea Lowenthal/Attorney-in-fact*)


  *Signed pursuant to a Power of Attorney, dated November 17, 1995, a copy of which is attached hereto as Exhibit A.




                            Exhibit A to Schedule 13G

                                Power of Attorney

The undersigned, Merrill Lynch, Pierce, Fenner & Smith Incorporated, (the "Corporation") a corporation duly organized under the laws of Delaware, with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281 does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any other individual from time to time elected or appointed as secretary or an assistant secretary of the Corporation, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead (i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f) (1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

         IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, this 17th day of November 1995.


                  MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


                  By:     /s/ David H. Komansky
                  Name:   David H. Komansky
                  Title:  President and Chief Operating Officer